                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss 240.14a-11(c) or ss 240.14a-12

                            Response Oncology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             RESPONSE ONCOLOGY, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 13, 2000

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of the Shareholders of Response Oncology, Inc. (the "Annual Meeting") will be held at the offices of Response Oncology, Inc. (the "Company"), 1805 Moriah Woods Blvd., Memphis, Tennessee 38117 on Tuesday, June 13, 2000, at 11:00 a.m., local time, for the following purposes:

         1. To elect three Class III directors to serve one-year terms ending in 2001, or until their successors have been duly elected and qualified.

         2. To consider and act upon a proposal to amend the 1996 Stock Incentive Plan to authorize the issuance of an additional 500,000 shares of Common Stock.

         3. To ratify the selection of KPMG LLP as the Company's independent auditors for 2000.

         Only shareholders of the Company of record as of the close of business on April 21, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

         There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the meeting and the above proposals.


                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ Patrick J. McDonough


                                     Patrick J. McDonough
                                           Secretary


May 1, 2000

--------------------------------------------------------------------------------

               SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE ALREADY SENT IN A PROXY.

--------------------------------------------------------------------------------

                             RESPONSE ONCOLOGY, INC.
                             1805 MORIAH WOODS BLVD.
                            MEMPHIS, TENNESSEE 38117

                                   ----------

                                 PROXY STATEMENT

                                   ----------



                               GENERAL INFORMATION

         THIS PROXY STATEMENT is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of Response Oncology, Inc. (the "Company") for use at the annual meeting of shareholders to be held on June 13, 2000, (the "Annual Meeting") and any adjournment thereof. The mailing address of the principal executive offices of the Company is 1805 Moriah Woods Blvd., Memphis, Tennessee 38117. This Proxy Statement and the Proxy Form, Notice of Meeting and the Company's Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about May 13, 2000.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction where, or from any person to whom, it is unlawful to make such proxy solicitation. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

THE PROXY

         The solicitation of proxies is being made on behalf of the Board primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitation, which may be made by mail, telephone, telegraph or personally by officers and employees of the Company (who will receive no additional compensation for such activities), will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or by attending the meeting and voting in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons.

         Shares of the Company's common stock, $.01 par value per share ("Common Stock"), represented by properly executed proxies, unless previously revoked, will be voted in accordance with the instructions on such proxies. If no instruction is indicated on the proxy, the named holders of the proxies will vote such shares of Common Stock (i) FOR the election of all Class III director nominees named in the Proxy Statement; (ii) FOR the amendment of the Company's 1996 Incentive Stock Plan providing for the issuance of an additional 500,000 shares of Common Stock pursuant thereto; and (iii) FOR the ratification and selection of KPMG LLP as the Company's independent auditors for 2000. The named holders of proxies also will use their discretion in voting the Shares of Common Stock in connection with any other business that properly may come before the Annual Meeting.

VOTING RIGHTS

         Each outstanding share of Common Stock is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on April 21, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of the close of business on April 21, 2000, the Company had outstanding 12,290,406 shares of Common Stock. Of the total number of outstanding shares of Common Stock on April 21, 2000, the directors and executive officers of the Company, consisting of 9 persons, owned 1,555,309 shares comprising 12.65% of such total.

         The presence at the Annual Meeting, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum to transact business at the Annual Meeting. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote in the broker's discretion on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matters.

         The vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. Plurality means that the individuals who receive the largest number of votes cast are elected as directors. The proposed amendment to the 1996 Stock Incentive Plan, the proposed ratification of the Company's independent auditors and any other matters submitted to the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares cast against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the Annual Meeting.

                     OWNERSHIP OF THE COMPANY'S COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.

         The following table sets forth information as of April 21, 2000, based on filings with the Securities and Exchange Commission ("SEC") and information otherwise known to the Company, regarding each beneficial owner of more than five percent of its Common Stock:


                                       AMOUNT AND NATURE OF
      NAME OF BENEFICIAL OWNER           BENEFICIAL OWNER     PERCENT OF CLASS (1)
      ------------------------           ----------------     --------------------
Dalton, Greiner, Hartman, Maher & Co.
1100 Fifth Avenue South, Suite 301
Naples, Florida 34102                            874,800             7.12%

William H. West, M.D.
1805 Moriah Woods Blvd.
Memphis, TN 38117                              950,129 (2)           7.57%


(1) The percentages shown are based on 12,290,406 shares of Common Stock outstanding on April 21, 2000 plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming conversion of any shares of the Company's Series A Preferred Stock and exercise of any options and warrants held by such holder, which stock, options and warrants may be converted or exercised within 60 days of April 21, 2000.

(2) Includes 259,129 shares of Common Stock which Dr. West has the right to acquire pursuant to the exercise of options and excludes options to purchase 50,000 shares of Common Stock that are not exercisable within 60 days of April 21, 2000.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock as of April 21, 2000 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group. None of the Company's executive officers or directors is a beneficial owner of any of the Company's Series A Preferred Stock.


                                             AMOUNT AND NATURE OF       PERCENT OF
            NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP        CLASS (1)
            ------------------------         --------------------        ---------
         Frank M. Bumstead                         231,781 (2)             1.88%
         Director

         W. Thomas Grant II                        125,378 (3)             1.02%
         Director

         P. Anthony Jacobs                         100,033 (4)                 *
         Director

         Leonard A. Kalman, M.D.                    47,020 (5)                 *
         Director

         Lawrence N. Kugelman                       73,000 (6)                 *
         Director

         Anthony M. LaMacchia                      470,000 (7)             3.77%
         Director, President and Chief
         Executive Officer

         Patrick J. McDonough                            0 (8)               --
         Chief Operating Officer

         James R. Seward                           143,117 (9)             1.16%
         Director

         William H. West, M.D.                     950,129 (10)            7.57%
         Chairman

         ALL DIRECTORS AND OFFICERS AS A
          GROUP (9 PERSONS)                      2,140,458 (11)           16.62%


(1) The percentages shown are based on 12,290,406 shares of Common Stock outstanding on April 21, 2000 plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, assuming conversion of any shares of the Company's Series A Preferred Stock and exercise of any options held by such holder, which stock or options may be converted or exercised within 60 days of April 21, 2000.

(2) Includes 22,000 shares of Common Stock which Mr. Bumstead has a right to acquire pursuant to the exercise of options.

(3) Includes 22,000 shares of Common Stock which Mr. Grant has the right to acquire pursuant to the exercise of options.

(4) Includes 22,000 shares of Common Stock which Mr. Jacobs has the right to acquire pursuant to the exercise of options.

(5) Includes 47,000 shares of Common Stock which Dr. Kalman has the right to acquire pursuant to the exercise of options and 20 shares held by his wife in an IRA.

(6) Includes 21,000 shares of Common Stock which Mr. Kugelman has the right to acquire pursuant to the exercise of options.

(7) Includes 170,000 shares of Common Stock which Mr. LaMacchia has the right to acquire pursuant to the exercise of options and excludes options to purchase 330,000 shares of Common Stock that are not exercisable within 60 days of April 21, 2000.

(8) Excludes options to purchase 150,000 shares of Common Stock that are not exercisable within 60 days of April 21, 2000.

(9) Includes 22,000 shares of Common Stock which Mr. Seward has the right to acquire pursuant to the exercise of options.

(10) Includes 259,149 shares of Common Stock which Dr. West has the right to acquire pursuant to the exercise of options and excludes options to purchase 50,000 shares of Common Stock that are not exercisable within 60 days of April 21, 2000.

(11) Includes 585,149 shares of Common Stock as to which various officers and directors have rights to acquire pursuant to the exercise of options.

*   Represents less than 1% of total outstanding Common Stock

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Director Meetings. The business of the Company is under the general management of the Board as provided by the Company's by-laws and the laws of Tennessee, the Company's state of incorporation. The Board regularly meets quarterly during the Company's fiscal year. There are presently eight directors, six of whom are not executive officers or employees of the Company ("Independent Directors"). The Board held six meetings during fiscal 1999. No director attended fewer than 75% of the meetings of the Board and its committees during the year.

         Executive Committee. The Board of Directors has established an Executive Committee, which currently consists of Messrs. Bumstead, Jacobs and Seward, each of whom is an Independent Director, Mr. LaMacchia and Dr. West. The Executive Committee was created to have more routine, detailed meetings with management and is empowered to act on behalf of the Board of Directors between meetings when such action is considered necessary. The Executive Committee met three times during fiscal 1999.

         Audit Committee. The Board of Directors has established an Audit Committee, which currently consists of Messrs. Bumstead, Kugelman, Jacobs and Seward (Chairman), each of whom is an Independent Director. The Audit Committee provides assistance and advice to the Board on auditing and related matters and reviews management's selection of independent auditors. The Audit Committee met two times during fiscal 1999.

         Nominating and Compensation Committee. The Board has established a Compensation Committee, which currently consists of Messrs. Bumstead, Kugelman, Jacobs (Chairman) and Seward, each of whom is an Independent Director. The Compensation Committee reviews compensation, including stock incentives, of the Company's executive officers, and makes recommendations to the Board with respect to such compensation matters. The Compensation Committee also administers the Company's 1990 Non-Qualified Stock Option Plan and 1996 Stock Incentive Plan. The Compensation Committee serves as the Company's nominating committee. The Compensation Committee met three times during fiscal 1999.

COMPENSATION OF DIRECTORS

         Directors who are executive officers or employees of the Company do not receive additional remuneration as directors. Independent Directors receive an annual retainer fee of $10,000, $1,500 for each Board meeting attended, and $750 for each committee meeting attended. Such compensation is payable in respect of all duly noticed meetings and is payable whether the director attends in person or by telephone. Such compensation may be deferred at the election of the director and paid later in cash or in shares of Common Stock. Independent Directors are granted options to purchase 1,000 shares of Common Stock during each calendar quarter of service as a director. To ensure compliance with Rule 16b-3 under the Securities Exchange Act of 1934, no options granted to such Independent Directors may be exercised earlier than six months from the grant date. All directors are eligible to receive reimbursement of expenses, if any, incurred in attending meetings of the Board and its committees.

NOMINEES FOR DIRECTORS

         The Company's charter divides the Board into three classes, with each having not less than one nor more than five directors. Class I directors are elected for terms of three years; Class II directors for terms of two years; and Class III directors for terms of one year. The Board has set at eight the number of directors constituting the full Board.

         Messrs. LaMacchia, Seward and Grant currently serve as Class III directors and have been nominated for election to continue to serve as Class III directors. See "Certain Relationships and Related Transactions." The remaining members of the Board listed below will continue as directors until their respective terms expire as indicated below.

         Unless a shareholder specifies otherwise, it is intended that such shareholder's Common Stock will be voted FOR the election of the nominees to serve as directors until the expiration of their respective terms and until their successors are elected and qualified. If any nominee shall become unavailable or unwilling to serve the Company as a director for any reason, the persons named in the Proxy Form are expected to consult with the management of the Company in voting the shares represented by them. The Board has no reason to doubt the availability of any of the nominees, and each has indicated his willingness to serve as a director if elected.

                          DIRECTOR NOMINEES - CLASS III
                              (TERMS EXPIRING 2001)

--------------------------------------------------------------------------------
ANTHONY M. LAMACCHIA, age 46, has been a director of the Company since November 1999. Mr. LaMacchia has served as the President and Chief Executive Officer of the Company since November 1999. Previously, he served as Chief Operating Officer of Salick Health Care, Inc., a publicly traded cancer services company acquired by Zeneca PLC in 1995, from June 1998 to June 1999 and Executive Vice President of Operations from April 1997 to June 1998. From 1984 until his appointment to Executive Vice President of Operations, Mr. LaMacchia held progressively responsible senior management positions at Salick Health Care, Inc. in the areas of operations, strategic planning and reimbursement. He is a certified public accountant.

Committees: Executive

--------------------------------------------------------------------------------
JAMES R. SEWARD, age 47, has been a director of the Company since 1990. Mr. Seward served as the President and Chief Executive Officer of SLH Corporation from December 1996 to August 1998 and is presently the manager of Seward and Company, L.L.C., a consulting entity. Mr. Seward previously served as the Executive Vice President of Seafield Capital Corporation from May 1993 to July 1997 and was the Senior Vice President of Seafield Capital Corporation from August 1990 to May 1993. Mr. Seward also served as the Chief Financial Officer of Seafield Capital Corporation from February 1991 to July 1997. Mr. Seward serves as a Director of Lab One, Inc., Concorde Career Colleges and Syntroleum, Inc. Mr. Seward is a Chartered Financial Analyst.

Committees: Compensation, Executive, and Audit (Chairman)

--------------------------------------------------------------------------------
W. THOMAS GRANT II, age 49, has been a director of the Company since 1991. Mr. Grant has been the Chairman, President and Chief Executive Officer of Lab One, Inc. since October 1995. He had been the Chairman, President, and Chief Executive Officer of Seafield Capital Corporation from May 1993 to July 1997. Mr. Grant serves as a director for AMC Entertainment, Inc., Kansas City Power & Light Company, Commerce Bancshares, Inc., Lab One, Inc., and Business Men's Assurance Company of America.

Committees: None

--------------------------------------------------------------------------------

                          INCUMBENT DIRECTORS - CLASS I
                              (TERMS EXPIRING 2001)

--------------------------------------------------------------------------------
WILLIAM H. WEST, M.D., age 52, has been a director of the Company since 1985. He has served as Chairman of the Board of Directors of the Company since February 1993. Dr. West served as Chief Executive Officer of the Company from May 1989 to January 1996 and Medical Director of the Company from 1985 to February 1996. Dr. West served as President of the Company from May 1989 to February 1993.

Committees: Executive

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FRANK M. BUMSTEAD, age 58, has been a director of the Company since 1985. He has served as the Vice-Chairman of the Board of the Company since February 1993. Mr. Bumstead was the Chairman of the Board of the Company from January 1989 to February 1993. He has been the President and Chief Executive Officer of Flood, Bumstead, McCready and McCarthy, Inc., a financial management and business consulting firm, since January 1990. Mr. Bumstead is also a director of Syntroleum Inc., American Retirement Corporation, and TBA Entertainment, Inc., serving on the compensation committee of the latter company. Mr. Bumstead serves as the Chairman of the executive committee of American Retirement Corporation.

Committees: Compensation, Executive (Chairman), and Audit

--------------------------------------------------------------------------------
LEONARD A. KALMAN, M.D., age 49, has been a director of the Company since 1996. Dr. Kalman is a practicing medical oncologist with Oncology Hematology Group of South Florida, P.A., where he has practiced for more than 17 years.

Committees: None

--------------------------------------------------------------------------------

                         INCUMBENT DIRECTORS - CLASS II
                              (TERMS EXPIRING 2001)

--------------------------------------------------------------------------------
P. ANTHONY JACOBS, age 58, has been a director of the Company since 1990. Mr. Jacobs is the retired President and Chief Executive Officer of Lab Holdings, Inc., a position he held from September 1997 until August 1999. From May 1993 to September 1997, Mr. Jacobs served as President of Seafield Capital Corporation and as Chief Operating Officer from May 1990 to September 1997. From December 1996 to August 1998, Mr. Jacobs also served as Chairman of the Board of SLH Corporation. Mr. Jacobs is a director of Trenwick Group, Inc., and Syntroleum, Inc.

Committees: Compensation (Chairman), Executive, and Audit

--------------------------------------------------------------------------------
LAWRENCE N. KUGELMAN, age 57, has been a director of the Company since August 1996. Mr. Kugelman has been a self-employed health care consultant since October 1996. From December 1995 to October 1996, he served as President and Chief Executive Officer of Coventry Corp. From April 1995 to December 1995, Mr. Kugelman was a self-employed health care consultant. From January 1993 to April 1995, he was Executive Vice President of American Medical International, and prior to that he was President and Chief Executive Officer of Health Plan of America. Mr. Kugelman is also a director of Coventry Corporation and Premier Practice Management, Inc.

Committees: Compensation and Audit

--------------------------------------------------------------------------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In January 1996, the Company acquired from Dr. Kalman all common stock owned by Dr. Kalman in Oncology Hematology Group of South Florida, P.A. (the "Group") for an aggregate purchase price of approximately $1,540,000. As partial consideration for the acquisition, the Company executed a promissory note payable to the stockholders of the Group in the principal amount of approximately $5,960,000, of which Dr. Kalman's beneficial interest was approximately $745,000. The Company paid the final installment on this note on April 1, 1999. In July 1997, additional notes were issued to the Group for approximately $624,000 as consideration for the modification of certain terms of the Group's management services agreement. The notes bear interest at 6.49% and are payable in sixteen consecutive, equal, quarterly amortized installments commencing March 31, 2000. As of the date hereof, approximately $663,000 in principal and accrued interest remains payable to the Group of which Dr. Kalman's beneficial interest is approximately $83,000.

         The Company and the Group, of which Dr. Kalman is a stockholder, are parties to a management services agreement, executed in January 1996 and amended in July 1997 in connection with the above-described physician practice affiliation transaction, pursuant to which the Group pays the Company service fees in exchange for the Company managing all of the non-medical aspects of the Group's oncology practice. The agreement presently provides for the payment by the Group of service fees equal to a percentage of the practice's net operating income plus clinic expenses. During 1999, the Group paid the Company aggregate service fees of approximately $9,950,000.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

WILLIAM H. WEST, M.D., CHAIRMAN: Dr. West has served as Chairman of the Board since February 1993 and Chief Medical Officer since October 1998. Previously, he served as Chief Executive Officer from May 1989 to January 1996 and as Chief Medical Officer from 1985 to February 1996. Dr. West, who is a medical oncologist and founder of the West Clinic (a medical oncology clinic in Memphis), has been a director of the Company since 1985. In addition, Dr. West has served as a Senior Researcher at the National Cancer Institute and he has had numerous articles published in major industry publications, including THE NEW ENGLAND JOURNAL OF MEDICINE.

ANTHONY M. LAMACCHIA, PRESIDENT AND CHIEF EXECUTIVE OFFICER: Mr. LaMacchia has served as President and Chief Executive Officer of the Company since November 1999. Previously, he served as Chief Operating Officer of Salick Health Care, Inc., a publicly traded cancer services company acquired by Zeneca PLC in 1995, from June 1998 to June 1999 and Executive Vice President of Operations from April 1997 to June 1998. From 1984 until his appointment to Executive Vice President of Operations, Mr. LaMacchia held progressively responsible senior management positions at Salick Health Care, Inc. in the areas of operations, strategic planning and reimbursement. He is a certified public accountant.

KENNETH L. SCOTT, CHIEF OPERATING OFFICER: Mr. Scott has been Chief Operating Officer of the Company since January 1997. From February 1996 to January 1997, he served as Chief Operating Officer of the Company's IMPACT division. Previously, Mr. Scott was President and Chief Executive Officer of American Health Care Management Services, Inc., an oncology healthcare management consulting company, from June 1993 to February 1996.

EMPLOYMENT CONTRACTS; CHANGE OF CONTROL ARRANGEMENTS

         Each of Dr. West, Messrs. Clark, Scott and Sedberry, and Ms. Clements has executed, effective as of January 1, 1998, an employment contract providing for his or her continued employment. Each contract is for a term of three years and is automatically renewed for a one-year period unless notice of termination is given on the anniversary date preceding its expiration. The employment contracts provide for the following base salaries, plus in each case a bonus of up to 100% of the executive's base salary: Dr. West - $234,000; Mr. Clark - $234,000; Mr. Scott - $185,000; Ms. Clements - $185,000 and Mr. Sedberry -
$115,000. Annual bonuses are determined in accordance with policies, and are based on performance targets, established by the Compensation Committee. In addition, each executive is entitled to all other employee benefits for which any salaried employee of the Company is eligible.

         Each employment contract provides for termination of salary as of the date of termination due to death or disability, as well as upon a termination for cause by the Company or voluntary termination by the executive. Cause is defined as conviction of a felony, perpetration of fraud, embezzlement or other act of dishonesty or the executive's breach of trust or fiduciary duties in a manner that materially adversely affects the Company or its shareholders.

         If an executive's employment is terminated by the Company without cause or the executive suffers a "constructive termination" of employment (defined as (a) a declined reassignment to a job that is not the equivalent of the executive's then-current position either in terms of scope of duties or location of employment, or (b) conduct by the Company or the board of directors that is a continuous and material interference with the executive's ability to perform the duties of his position), and there has not been a "change of control" of the Company, then the executive is entitled a lump sum severance payment equal to 100% of his or her then-current base salary plus 100% of the average annual incentive bonus paid to the executive during the two years immediately preceding such termination. A "change of control" is defined as an event or series of events which would constitute either a change in ownership of the Company, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or a change in the ownership of a substantial portion of the Company's assets, within the meaning of Section 280G of the Code, but for purposes of this definition, the fair market value threshold for determining "substantial portion of the Company's assets" is greater than 50 percent.

         If the executive's employment is terminated without cause or the executive suffers a constructive termination within one year following a change of control, the executive is entitled to a lump sum severance payment equal to
(1) 200% (299% in the case of Dr. West and Mr. Clark) of the sum of the executive's base salary as in effect at the time of termination plus the executive's average annual incentive bonus for the two years immediately preceding such termination, plus (2) the amount of any excise tax incurred by the executive pursuant to the "excess parachute payment" rules under the Code; provided that the foregoing excise tax gross-up is limited for all executives of the Company (other than Mr. LaMacchia) to an aggregate amount of $5 million.

         While the executive is employed by the Company and for a period of one year following termination of employment for any reason (except upon the Company's failure to renew), the executive has agreed not to compete with the Company.

         Mr. LaMacchia executed an employment agreement effective as of November 1, 1999 pursuant to which he agreed to serve as the Company's President and Chief Executive Officer. The agreement has a term of two years and is automatically extended on the first day of each month beginning December 1, 2000 for an additional one-month period. The agreement provides for a base salary of $315,000 and requires the Compensation Committee to adopt annually an incentive bonus program for up to 50% of base compensation (the "Base Bonus"). The Company agreed to pay on or before December 31, 2000 a Base Bonus for calendar year 2000 of at least $70,000 (the "Guaranteed Bonus"). The agreement also provides for the payment of a supplemental cash bonus (the "Supplemental Bonus") of up to $300,000 if certain performance targets are achieved, as follows: (a) $100,000 if Mr. LaMacchia has been employed for at least one year and thereafter the per share closing price of the Common Stock on the Nasdaq National Market or a national securities exchange, or the closing bid price of the stock if it is traded in an over-the-counter or other dealer market, for 10 consecutive trading days (the "Market Price") is more than $3.00; (b) an additional $100,000 if Mr. LaMacchia has been employed for at least one year and thereafter the Market Price is more than $8.00; (c) an additional $100,000 if Mr. LaMacchia has been employed for at least two years and thereafter the Market Price is more than $12.00; and (d) $300,000 (including a credit for any Supplemental Bonuses previously paid), if Mr. LaMacchia has been employed for at least one year and thereafter the Market Price is more than $15.00 or if a merger, sale of the Company, recapitalization or other liquidity event occurs that provides at least $15.00 per share value to the holders of the Common Stock. Mr. LaMacchia is also entitled to all other employee benefits for which the Company's executive officers or employees are eligible.

         The employment agreement provides for termination of compensation (except base salary, accrued but unpaid vacation and a prorated portion of the Guaranteed Bonus) as of the employment termination date upon a termination for cause by the Company or a voluntary termination by Mr. LaMacchia. Cause is defined as (a) conviction of a felony; (b) theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company's property or business opportunity; (c) intentional breach of noncompetition provisions of the employment agreement; or (d) the ongoing willful neglect of or failure to perform his employment duties or the ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or a Board committee not inconsistent with Mr. LaMacchia's duties under the employment agreement, if such neglect or failure is materially damaging or detrimental to the Company's business and operations and if such neglect or failure continues for at least 30 days after written notice thereof from the Board. All vested options will remain exercisable for three months after termination for cause or voluntary termination.

         If Mr. LaMacchia's employment is terminated as a result of death or permanent disability, the Company will pay him or his estate semi-monthly payments of his base salary for one year, as well as amounts due under benefit plans and the pro rata portion of any bonuses due. Mr. LaMacchia would also be entitled to participate in all benefit plans for which he was eligible for a minimum of one year following termination due to permanent disability.

         If Mr. LaMacchia's employment is terminated by the Company without cause, or if he terminates employment for "good reason", (a) his base salary will be paid for the greater of the remainder of his employment term or one year after termination, (b) amounts due under any benefit or award plans, as well as accrued bonuses, will be paid as of the employment termination date, (c) he will be entitled to participate in all benefit plans for which he was eligible for a minimum of one year following termination due to permanent disability, (d) all options held by him will become fully vested and immediately exercisable and his right to exercise such options will continue as if his employment had continued and (e) all legal fees incurred by him as a result of such termination will be paid by the Company. Mr. LaMacchia may elect to receive a cash payment in lieu of any outstanding and unexercised options in an amount equal to the product of
(x) the fair market value as of the termination date of the Common Stock underlying such options less the per share exercise price thereof, times (y) the number of shares of Common Stock underlying such options. "Good reason" is defined as (1) a change in Mr. LaMacchia's status, position or responsibilities (including reporting responsibilities) which, in his reasonable judgment and without his consent, represents a reduction in or demotion of his status, position or responsibilities as in effect immediately prior to such change; the assignment to him of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of him from or failure to reappoint or reelect him to any of such positions, except in connection with a termination for cause, as a result of his death or permanent disability or by voluntary termination; (2) a reduction in his base salary as in effect as of November 1, 1999 or as increased thereafter, or modifying, suspending, discontinuing or terminating any award or benefit plan in a manner which treats him differently from other similarly situated employees or singles out or discriminates against him; (3) the relocation of the Company's principal executive offices to, or the Company requiring him to be based at, a location outside a 30-mile radius of Memphis, Tennessee, without his consent, except for reasonably required travel on Company business; (4) the Company's failure to continue to provide him with compensation and benefits required under his employment agreement or benefits substantially similar to those provided to him under any of the employee benefit plans in which he is or becomes a participant, or any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefits enjoyed by him at the time of a change of control (as defined below);
(5) any material breach by the Company of his employment agreement; (6) any purported termination of his employment by the Company not in accordance with the procedures set forth in his employment agreement; or (7) the Company's failure to obtain an agreement reasonably satisfactory to him from any successor or assign of the Company to assume and agree to perform his employment agreement.

         If Mr. LaMacchia's employment is terminated by the Company without cause in anticipation of, or within 18 months after, a "change of control" (as defined below), if he resigns for good reason on or within 18 months after a change of control, or if he gives notice of a voluntary termination during the 30 days immediately after a change of control or the first anniversary thereof, the Company is obligated to pay to Mr. LaMacchia the following on his employment termination date: (a) base salary earned but not paid through the termination date; (b) amounts due under award or benefit plans, including the Guaranteed Bonus or the pro rata amount of any anticipated bonus for the fiscal year in which termination occurs; (c) a termination payment equal to the sum of two times his annual base salary then in effect plus two times the average annual cash bonus paid to him for the previous two fiscal years (or $140,000 if such termination occurs prior to January 1, 2001); and (d) the amount of any excise tax incurred by him pursuant to the "excess parachute payment" rules under the Code, plus any additional taxes (including additional excise taxes) payable by him as a result of such payment, assuming he will be subject to such taxes at the highest individual margin rate. Additionally, in any such event (1) Mr. LaMacchia would be permitted to participate in all benefit plans in which he was eligible to participate immediately prior to termination, for a minimum of two years after termination, and (2) all options granted to him would become fully vested and immediately exercisable in accordance with the terms and conditions of the applicable option plan. Mr. LaMacchia would also be able to elect to receive a cash payment in lieu of any outstanding and unexercised options in an amount equal to the product of (x) the fair market value as of the termination date of the Common Stock underlying such options less the per share exercise price thereof, times (y) the number of shares of Common Stock underlying such options. A "change of control" for purposes of Mr. LaMacchia's employment agreement is deemed to have occurred if (i) any "person" (as used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on
Schedule 13D or 14D-1 disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board has approved the acquisition of such securities by the acquiring person; (ii) individuals who, as of November 1, 1999, constitute the Board cease for any reason to constitute a majority of the Board, unless any such change is approved by the vote of at least 80% of the members of the Board in office immediately prior to such cessation; (iii) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; (iv) the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale; (v) the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company's four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto; (vi) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K that a change in control of the Company has occurred; (vii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (viii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

         In accordance with Mr. LaMacchia's employment agreement, on November 1, 1999, the Company granted to him under the 1996 Stock Incentive Plan (the "1996 Plan") options, intended to be incentive stock options as defined in the Code, to purchase 500,000 shares of Common Stock at a per share exercise price of $0.688, which was the fair market value of such stock on the grant date. 170,000 of these options vested and became exercisable immediately and 110,000 vest and become exercisable on each of the three anniversaries of the commencement of Mr. LaMacchia's employment. Also pursuant to the employment agreement, the Company sold to Mr. LaMacchia on November 16, 1999, 300,000 shares of Common Stock in consideration of Mr. LaMacchia's promissory note in the principal amount of $300,000 payable in full on the fifth anniversary of the date of the note, bearing interest at the annual rate of 6.08% payable annually in arrears. Payment under the note is subject to demand and acceleration of (i) the entire principal amount if Mr. LaMacchia's employment is terminated with cause or in connection with a change of control or if he voluntarily terminates his employment and (ii) one-half of the principal amount, with the other half forgiven, if his employment is terminated without cause. The Company also loaned to Mr. LaMacchia $40,000 on November 16, 1999, evidenced by an unsecured promissory note bearing interest at the annual rate of 5.57%. The note was to be repaid on January 31, 2000 unless Mr. LaMacchia had not by that time been terminated for cause, in which case the note would be forgiven. The note was forgiven as of January 31, 2000. The Company also agreed to pay to Mr. LaMacchia $40,000 within five business days after he notifies the Company of his intent to sell his California residence and to loan to Mr. LaMacchia $100,000 on the date he purchases a new residence in Memphis, Tennessee. This loan is to be evidenced by a note, bearing interest at the applicable federal rate, secured by a second mortgage on such residence and will mature five years after funding. The $40,000 relocation payment was made on March 31, 2000. The $100,000 relocation equity loan has not been funded.

         While Mr. LaMacchia is employed by the Company and for a period of two years following employment termination for any reason other than a termination without cause or a resignation for good reason (unless such resignation for good reason is in connection with a change of control), he has agreed not to compete with the Company.

SEVERANCE AGREEMENT

         Effective as of January 31, 2000, Mr. Scott resigned as Chief Operating Officer of the Company. Pursuant to the terms of his resignation, the Company paid Mr. Scott approximately $262,000, less applicable withholding and employment taxes. Included in such payment was the cost of Mr. Scott's major medical health insurance for a period of 24 months. The amount was paid in two equal installments in January and March of 2000, respectively.

COMPENSATION TABLES

         The following table sets forth the compensation for services rendered in all capacities to the Company for each of the fiscal years ended December 31, 1999, 1998 and 1997, of (1) each individual who served as the Company's Chief Executive Officer during the year ended December 31, 1999, (2) the Company's other four most highly compensated executive officers as of December 31, 1999 whose total annual salary and bonus exceeded $100,000 and (3) one additional person who ceased being an executive officer during the year ended December 31, 1999 but who would have been one of the four most highly compensated executive officers as of year end if he had been an executive officer as of such time (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------------
                                               ANNUAL                  LONG TERM
                                            COMPENSATION          COMPENSATION AWARDS
-----------------------------------------------------------------------------------------------------------

    NAME AND PRINCIPAL                                           OPTIONS/        LTIP          ALL OTHER
         POSITION              YEAR      SALARY       BONUS        SARs         PAYOUTS       COMPENSATION
-----------------------------------------------------------------------------------------------------------

Joseph T. Clark                1999    $204,750     $      0             0        $   0         $ 1,750 (1)
President and CEO (2)          1998     234,000       70,200             0            0           1,250 (1)
                               1997     212,954      110,837       344,749            0           1,250 (1)

-----------------------------------------------------------------------------------------------------------

Mary E. Clements               1999    $195,769     $ 45,000             0        $   0         $ 1,750 (1)
Chief Financial Officer (3)    1998     150,000       45,000             0            0           1,250 (1)
                               1997     127,539       62,421       130,000            0           1,154 (1)
-----------------------------------------------------------------------------------------------------------

Anthony M. LaMacchia           1999    $ 48,462     $      0       500,000        $   0         $     0
President and CEO (4)

-----------------------------------------------------------------------------------------------------------

Kenneth L. Scott               1999    $185,000     $ 10,000             0        $   0         $ 1,750 (1)
Chief Operating Officer (5)    1998     185,000       55,500             0            0           1,250 (1)
                               1997     175,000       90,030       157,331            0           1,250 (1)

-----------------------------------------------------------------------------------------------------------

Carlton N. Sedberry            1999    $ 88,488     $ 39,500             0        $   0         $ 1,750 (1)
Executive Vice President       1998     115,000       69,000             0            0           1,250 (1)
Of Development (6)             1997     104,375       69,000       120,555            0           1,250 (1)

-----------------------------------------------------------------------------------------------------------

William H. West, M.D.          1999    $213,696     $      0        50,000        $   0         $     0
Chairman (7)                   1998     234,000       70,200             0            0               0
                               1997     234,000      110,837       209,149            0               0
-----------------------------------------------------------------------------------------------------------


(1) Reflects Company contributions paid or accrued to the named executive's account in the Company's 401(k) Profit Sharing Plan and Trust and premiums paid for term life insurance.

(2) Mr. Clark resigned as President and CEO in August 1999 and remained a consultant to the Company until December 31, 1999.

(3) Ms. Clements resigned as Chief Financial Officer in November 1999 and remained a consultant to the Company until December 31, 1999.

(4)   Mr. LaMacchia commenced employment with the Company in November 1999.

(5) Mr. Scott resigned as Chief Operating Officer effective January 31, 2000. See "Severance Agreement".

(6) Mr. Sedberry resigned as Executive Vice President of Development in September 1999.

(7) Dr. West served as President and Chief Executive Officer on an interim basis from August 1999 until Mr. LaMacchia's appointment in November 1999.

      Option Grants in the Year Ended December 31, 1999. The following table provides information on the option grants during the 1999 fiscal year to the named executive officers. No other options were granted to the named executive officers in fiscal 1999.


------------------------------------------------------------------------------------------------------------

                                                Individual Grants
                                                -----------------
------------------------------------------------------------------------------------------------------------
                                         % of Total                                        Potential
                                           Options                                      Realization Value
                                          Granted To                                    At Assumed Rates of
                                          Employees      Exercise                       Annual Stock Price
                             Options         In           Price        Expiration       Appreciation for
                             Granted     Fiscal Year   ($/Share)(1)       Date           Option Term (2)
------------------------------------------------------------------------------------------------------------

                                                                                         5%           10%
------------------------------------------------------------------------------------------------------------

Anthony M. LaMacchia        500,000 (3)     64.52%        $0.688        11/01/09      $216,340      $548,247
------------------------------------------------------------------------------------------------------------

William H. West, M.D.        50,000 (4)      6.45%        $0.688        11/01/09      $ 21,634      $ 54,825
------------------------------------------------------------------------------------------------------------



(1) Exercise price represents fair market value of the Common Stock at the date the stock option was granted.

(2) The amounts reflected were computed pursuant to instruction 7 to Item 402(c) of Regulation S-K and are not intended to be a prediction of future appreciation in market value of the Common Stock. No gain to the recipient of the foregoing options is realizable by the named executive without an increase in the market value of the Common Stock that benefits all shareholders.

(3) 170,000 of these options vested and became exercisable immediately and 110,000 vest and become exercisable on each of the three anniversaries of the commencement of Mr. LaMacchia's employment.

(4) Options are vested equally on each of the three anniversaries of the date of grant.

Aggregated Option Exercises and Values as of December 31, 1999. The following table provides information with respect to the value of unexercised options of each named executive officer at December 31, 1999. No named executive officer exercised any options during the year ended December 31, 1999.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES



    -----------------------------------------------------------------------------------------

                                  Number of Shares Underlying      Value of Unexercised
                                      Unexercised Options          In-the-Money Options
                                      at Fiscal Year End          at December 31, 1999 (1)
    -----------------------------------------------------------------------------------------

                 Name            Exercisable    Unexercisable    Exercisable   Unexercisable
    -----------------------------------------------------------------------------------------

    Joseph T. Clark                38,000               0         $     0        $      0
    -----------------------------------------------------------------------------------------

    Mary E. Clements                    0               0         $     0        $      0
    -----------------------------------------------------------------------------------------

    Anthony M. LaMacchia          170,000         330,000         $74,290        $144,210
    -----------------------------------------------------------------------------------------

    Kenneth L. Scott              157,331               0         $     0        $      0
    -----------------------------------------------------------------------------------------

    Carlton N. Sedberry                 0               0         $     0        $      0
    -----------------------------------------------------------------------------------------

    William H. West, M.D.         259,149          50,000         $     0        $ 21,850
    -----------------------------------------------------------------------------------------


(1) Based upon the closing price of $1.125 per share of the Common Stock on the Nasdaq Stock Market on December 31, 1999.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board (the "Committee") is composed entirely of Independent Directors. The Committee meets periodically to review and recommend for Board approval the Company's compensation program for senior executives and other key employees and independently administers the stock option and other incentive plans of the Company.

         The guiding principle of the Committee is to establish a compensation program which aligns executive compensation with the Company's objectives, business strategies and financial and operational performance. In connection with this principle, the Committee seeks to:

         (1) Attract and retain qualified executives in the highly competitive health care industry who will play a significant role in the achievement of the Company's goals.

         (2) Create a performance-oriented environment that rewards performance with respect to the financial and operational goals of the Company and which takes into account industry-wide trends and performance levels.

         (3) Reward executives for the strategic management and the long-term enhancement of shareholder value.

         Compensation for the key executives consists of three elements: base salary and benefits, a performance-based annual cash bonus and stock-based compensation.

         While the Committee seeks to weigh each element separately, it is their collective value that is considered in ensuring that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the shareholders.

         The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the industry, adjusted for the executive's experience and performance level and internal comparability considerations. The Company monitors industry salary levels with the assistance of a compensation consultant. For 1999, the committee believes the executive officers' base salaries were competitive with salaries for individuals in comparable positions.

INCENTIVE COMPENSATION

         An executive officer's performance-based annual cash bonus is based upon pre-established financial goals as well as the achievement of strategic objectives and milestones. The primary financial goal set by the Committee has been the achievement of target levels of earnings before interest and taxes
(EBIT). Achievement of strategic objectives and milestones may include the number of new IMPACT Center openings and related profitability, development of infrastructure necessary to sustain future growth, obtaining financing on favorable terms, and enhancing relationships with physicians under contract or increasing the number of physicians under management. During 1999, the Committee did not pay any bonuses to executive officers based on the EBIT targets. However, certain executive officers were awarded cash bonuses for the achievement of specific objectives.

STOCK INCENTIVES

         Pursuant to the Company's various stock option and incentive plans, the Committee periodically awards stock options to executive officers, key employees, and consultants to the Company and its subsidiaries. Pursuant to the 1996 Stock Incentive Plan the Committee has the ability to award shares of restricted stock and stock appreciation rights (whether separate or in tandem with stock options) in addition to stock options. Such stock-based compensation provides for an incentive for each participant to become a meaningful shareholder of the Company and provides a mechanism for aligning those participants' interests with those of the shareholders. The Committee believes that such stock option grants are the foundation in the overall compensation packages of the Company's senior management because such grants recognize both productivity and profitability, while at the same time giving recipients a vested long-term interest in the success of the Company through stock ownership.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         Mr. Clark served as Chief Executive Officer until his resignation in August 1999 at which time he became a consultant to the Company through December 31, 1999. Mr. Clark's base salary was set using the same criteria as all other executive officers. Mr. Clark did not receive an increase in base salary or a cash bonus in 1999.

         Dr. West served as interim Chief Executive Officer from August 1999 through October 1999. Dr. West's compensation was determined prior to August 1999 and was based on the same criteria as all other executive officers.

         On November 1, 1999, Mr. LaMacchia entered into an employment agreement with the Company and was named the Company's President and Chief Executive Officer. Mr. LaMacchia's compensation package is described in detail above in "Executive Compensation -- Employment Contracts; Change of Control Arrangements." His compensation includes a base salary of $315,000, a Base Bonus of up to 50 percent of his base salary first payable in 2000 tied to an incentive program to be implemented by the Committee and a Supplemental Bonus of up to $300,000 tied to the Market Price of the Common Stock. The Company agreed to pay on or before December 31, 2000 a Base Bonus for calendar year 2000 of at least $70,000. Certain other payments and loans were also made or agreed to. In evaluating and approving Mr. LaMacchia's compensation, the Committee considered the compensation level necessary to attract and retain a highly qualified president and chief executive officer.

COMPENSATION COMMITTEE

P. Anthony Jacobs (Chairman)
Frank M. Bumstead
Lawrence Kugelman
James R. Seward

                                PERFORMANCE GRAPH

         The graph below sets forth the cumulative total return to the Company's shareholders during the five year period ended December 31, 1999, as well as an overall stock market index (Nasdaq U.S. Index) and a peer group index (Nasdaq Health Services Index). The stock performance graph assumes $100 was invested on December 31, 1994:


                                    (GRAPH)




----------------------------------------------------------------------------------------------------------
                                   12/31/94   12/31/95     12/31/96      12/31/97     12/31/98   12/31/99
----------------------------------------------------------------------------------------------------------
Response Oncology ("ROIX")         $100.00     $148.14      $112.59      $ 99.31      $ 48.12     $ 14.08
----------------------------------------------------------------------------------------------------------
Nasdaq U.S. Index                  $100.00     $141.44      $173.93      $213.38      $299.95     $543.07
----------------------------------------------------------------------------------------------------------
Nasdaq Health Services
Index                              $100.00     $126.86      $126.66      $129.08      $110.69     $ 90.34
----------------------------------------------------------------------------------------------------------


                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         There were no compensation interlocks in 1999, and no insider participated in decisions relating to his compensation in 1999.

                        COMPLIANCE WITH SECTION 16 UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the registered class of the Company's equity securities to file reports of ownership with the

SEC. Such directors, executive officers and shareholders are required pursuant to SEC regulations to furnish the Company with copies of all reports filed pursuant to Section 16(a) of the Exchange Act.

         Based solely on a review of the Forms 3 and 4, and amendments thereto, furnished to the Company during the fiscal year ended December 31, 1999 and Form 5, and amendments thereto, furnished to the Company with respect to such fiscal year, and certain representations furnished to the Company, the Company believes that during the fiscal year ended December 31, 1999 all reports under Section 16(a) of the Exchange Act required to be filed by directors, executive officers and 10% shareholders of the Company were timely filed.

         THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR CLASS III DIRECTORS.

                                 PROPOSAL NO. 2
                   AMENDMENT TO 1996 INCENTIVE AND STOCK PLAN

         In April 2000, the Board approved an amendment to the 1996 Incentive Stock Plan (the "1996 Plan") to increase the number of shares issuable under the 1996 Plan from 1,130,000 shares to 1,630,000 shares of Common Stock, to reserve the additional 500,000 shares for issuance, and to amend correlating limitations in Section 3.1 of the 1996 Plan. The purpose of the amendment is to provide the Company with additional long-term performance based incentives for motivating, attracting, and retaining personnel of exceptional ability and to provide directors, key employees, medical directors, consultants and certain advisors with additional incentives by increasing their proprietary interest in the Company. If the amendment is approved by the shareholders, the total number of shares of Common Stock issuable under the 1996 Plan will be 1,630,000. There is no predetermined allocation of such shares among potential recipients, and the Company cannot determine how many shares would have been issued in 1996 had the amendment been in effect.

         The 1996 Plan provides for the grant of (i) shares of restricted stock ("Restricted Stock"); (ii) stock appreciation rights (SARs); (iii) incentive stock options (ISOs") as defined in Section 422 of the Code; and (iv) non-qualified stock options ("NQSOs") (collectively "Awards"). The 1996 Plan is administered by the Compensation Committee. The Compensation Committee has, subject to the terms of the 1996 Plan, the sole authority to grant Awards under the 1996 Plan, to construe and interpret the Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 1996 Plan.

         All of the Company's directors, officers, medical directors, consultants, employees, and advisors are eligible to receive Awards under the 1996 Plan, but only employees of the Company are eligible to receive ISOs.

                             THE PROPOSED AMENDMENT

         As of April 21, 2000, options to purchase 1,007,511 shares of the Company's Common Stock were outstanding under the 1996 Plan, options to purchase 10,649 shares had been exercised, and 111,840 shares remained available for grant. The proposed amendment would increase to 1,630,000 the total number of shares of Common Stock reserved for issuance pursuant to awards granted or to be granted under the 1996 Plan. If the proposed amendment is approved, Section 3.1 of the 1996 Plan will be amended by substituting the number 1,630,000 for the number 1,130,000 (as previously amended) in the third line of that section. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the 1996 Plan. In all other respects, the 1996 Plan shall remain in full force and effect as originally adopted.

          THE BOARD RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 2.

           SUMMARY OF MATERIAL PROVISIONS OF THE 1996 PLAN, AS AMENDED

         The following summary of the material provisions of the 1996 Plan is qualified in its entirety by reference to the text of the 1996 Plan, as amended and restated to reflect the proposed amendment, which is attached to this Proxy Statement as Exhibit A.

STOCK OPTIONS

         The Compensation Committee may grant ISOs and NQSOs pursuant to the 1996 Plan, and Options may be issued in tandem with SARs. The Compensation Committee is authorized to issue "reload options" under the 1996 Plan. Options will be exercisable during the period specified in each option agreement and will generally be exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Notwithstanding the provisions of any award agreement, options will become immediately exercisable in the event of a change or threatened "change in control" (each as defined in the 1996 Plan) of the Company and in the event of certain mergers and reorganizations of the Company. No option will remain exercisable later than ten years after the date of grant (or five years from the date of grant in the case of ISOs granted to holders of more than 10% of the Common Stock).

         The exercise price for ISOs granted under the 1996 Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the Common Stock). The exercise price for non-qualified options granted under the 1996 Plan will be at the discretion of the Committee.

RESTRICTED STOCK

         The Compensation Committee may issue shares of Restricted Stock to eligible persons in such amounts and subject to such terms and conditions as the Compensation Committee may, in its sole discretion, determine. Restrictions and other conditions may include, without limitation, restrictions on transferability and forfeiture upon the termination of employment of the holder of Restricted Stock during any vesting period specified by the Compensation Committee.

         Holders of Restricted Stock awarded pursuant to the 1996 Plan will be entitled to vote the shares of Restricted Stock and to receive dividends with respect thereto unless otherwise provided in the award agreement or unless such shares shall have been forfeited or the Compensation Committee shall otherwise have terminated such voting rights and right to receive dividends. In the event any shares of Restricted Stock are forfeited for any reason by the holder thereof, the Company shall refund to such holder, without interest, all amounts paid for such shares.

STOCK APPRECIATION RIGHTS

         The Compensation Committee may grant a SAR to any holder of an Option. Each SAR shall be for such term and shall be subject to such other conditions and terms as the Compensation Committee may determine. Such terms may include limitations on the amount of appreciation that may be recognized with respect to a SAR and a specification of the portion of each SAR that is to be settled in cash and Common Stock or additional Options. Upon the exercise of a SAR, the Option or portion thereof with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable.

ADJUSTMENTS TO NUMBER OF SHARES ISSUABLE UNDER THE 1996 PLAN

         The number of shares of Common Stock that may be subject to Awards pursuant to the 1996 Plan is subject to adjustment on account of stock splits, stock dividends, recapitalizations, reclassifications, reorganizations and similar transactions.

FEDERAL INCOME TAX ASPECTS

         The following is a brief summary of the Federal income tax aspects of Awards made under the 1996 Plan based upon the Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If Common Stock is issued to a participant pursuant to the exercise of an ISO, and if the participant does not dispose of the shares within two years of the date of grant or within one year after the transfer of the shares to the participant (a "Disqualifying Disposition"), then: (a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (b) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a Disqualifying Disposition of the shares received upon exercise.

         If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally:
(a) the participant will realize ordinary income in the year of disposition in the amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares, and (b) the Company will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

         Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

         2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: (a) no income is realized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant realizes ordinary income in the amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise, and the Company will be entitled to a tax deduction in the same amount; and (c) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares. See "Restricted Stock" for tax rules applicable where the spread value of an option is settled in an award of Restricted Stock.

         3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Company will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives Common Stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

         4. Restricted Stock. A participant receiving Restricted Stock generally will recognize ordinary income in the amount of the fair market value of the Restricted Stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under
Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of Restricted Stock (determined without regard to the restrictions) over the purchase price of the Restricted Stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction or loss for tax purposes in an amount equal only to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under
Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

         5. Dividends and Dividend Equivalents. Dividends paid on Restricted Stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will deductible by the Company. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary dividend income to the participant but will not be deductible by the Company.

OPTIONS GRANTED UNDER THE 1996 PLAN

         Because Awards under the 1996 Plan are at the discretion of the Compensation Committee, the benefits that will be awarded under the 1996 Plan in the future are not currently determinable. The following table shows as to each of the Named Executive Officers, as to all executive officers of the Company as a group, as to all current non-employee directors as a group, and as to all other employees as a group, the aggregate number of shares of Common

Stock subject to options granted under the 1996 Plan, excluding options that have been canceled or forfeited unexercised, and the weighted average per share exercise price. As of April 20, 2000, the market value of a share of Common Stock based on the closing price for such stock on the Nasdaq National Market System was $1.25.



        ---------------------------------------------------------------------------
                                                                      AVERAGE
                                                                   EXERCISE PRICE
                   NAME                         OPTIONS (#)          PER SHARE ($)
        ---------------------------------------------------------------------------
        Anthony M. LaMacchia                      500,000            $ 0.69
        ---------------------------------------------------------------------------
        Patrick J. McDonough                      150,000              1.13
        ---------------------------------------------------------------------------
        William H. West, M.D.                     119,558              6.00
        ---------------------------------------------------------------------------
        All Named Executive Officers as
        a Group (3 persons)                       769,558              1.60
        ---------------------------------------------------------------------------
        Non-Employee Directors                     89,000              6.81
        ---------------------------------------------------------------------------
        All Other Employees as a Group             97,953              3.45
        ---------------------------------------------------------------------------

                                   PROPOSAL 3.
                      RATIFICATION OF SELECTION OF KPMG LLP
                AS THE 2000 INDEPENDENT ACCOUNTANTS AND AUDITORS

         The Board has selected KPMG LLP as the Company's independent auditors for 2000. The selection is subject to approval by the shareholders not later than the date of the Annual Meeting. KPMG LLP served as independent auditors of the Company for the years ended December 31, 1993 through 1999. Representatives of the firm will be present at the Annual Meeting, have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required to ratify the selection of KPMG LLP as the Company's independent auditors for 2000.

          THE BOARD RECOMMENDS A VOTE "FOR" ADOPTION OF PROPOSAL NO. 3.

                         SHAREHOLDER PROPOSALS FOR 2001

         Pursuant to the Securities Exchange Act of 1934, shareholder proposals intended to be presented at the 2001 annual meeting of shareholders of the Company must be received by the Company at its executive offices on or before January 10, 2001.

                                  OTHER MATTERS

         The Board of Directors knows of no other business to be brought before the meeting. If any other matters properly come before the meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

                           INCORPORATION BY REFERENCE

         The consolidated financial statements of the Company, included in the Company's 1999 Annual Report which accompanies this Proxy Statement, are hereby incorporated by reference into this Proxy Statement as if stated verbatim herein.


                                         BY ORDER OF THE BOARD OF DIRECTORS


                                         /s/ PATRICK J. McDONOUGH


                                         PATRICK J. McDONOUGH
                                              Secretary


May 1, 2000

                                    EXHIBIT A

                             RESPONSE ONCOLOGY, INC.
                 AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

1.       PURPOSE OF PLAN AND EFFECTIVE DATE.

         1.1 PURPOSE. The purpose of this 1996 Stock Incentive Plan (hereinafter called the "Plan") is to further the success and advance the interests of Response Oncology, Inc. and its subsidiaries and affiliates, including, without limitation, consolidated joint ventures (collectively, the "Company," where the context so requires) by making available shares of common stock of the Company, $.01 par value per share ("Common Stock") for purchase by or grants to eligible directors, officers, advisors, medical directors, consultants and key employees of the Company and thus to provide an additional incentive to such personnel to exert maximum effort toward the success of the Company and to give them a greater interest as shareholders in the success of the Company and in maximizing shareholder value.

         1.2 AWARDS. The Company intends this Plan to enable the Company to issue pursuant hereto (i) incentive stock options ("Incentive Stock Options") to purchase Common Stock, as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); (ii) similar options to purchase Common Stock which will not, however, be qualified as Incentive Stock Options (also known as "Non-Statutory" or "Non-Qualified" stock options); (iii) shares of Common Stock that are subject to limitations and restrictions as to encumbrance and transfer ("Restricted Stock"); and (iv) stock appreciation rights ("SAR") pursuant to which a recipient may recognize in cash the benefit from appreciation in the price of Common Stock.

         1.3 EFFECTIVENESS. The Plan shall become effective on the date of approval by the Board of Directors of the Company, which date is February 8, 1996; provided, however, that the Plan shall be subject to approval and ratification by shareholders of the Company holding a majority of its voting stock, voting in person or by proxy, at a meeting of shareholders to be held within twelve months after February 8, 1996.

2.       DEFINITIONS.

         2.1 As used in this Plan, the following terms have the following respective meanings:

                  "1933 Act" means the Securities Act of 1933, as amended from time to time. References to any provision of the 1933 Act shall be deemed to include successor provisions thereto and rules and regulations thereunder.

                  "Award" means any grant of a Stock Option or SAR, and any award of Restricted Stock under the Plan, whether singly, in combination, or in tandem, to an Eligible Person by the Compensation Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Compensation Committee may establish.

                  "Award Agreement" means a written agreement setting forth the terms of an Award.

                  "Board" means the Board of Directors of the Company.

                  "Change in Control" means any transaction pursuant to which
         (i) the Company merges with another corporation, limited partnership, limited liability company or other business entity and is not the surviving entity; (ii) substantially all of the Company's assets are sold to persons or entities not affiliated with the Company; (iii) shares of Common Stock are issued to or acquired by persons (as defined in Section 13(d)(3) under the Securities Exchange Act of 1934), their Affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) not affiliated with the Company who, immediately after such issuance or acquisition, own Common Stock comprising more than 20% of the number of shares of

         Common Stock issued and outstanding immediately after such issuance or acquisition; or (iv) any other transaction of a nature similar to the foregoing.

                  "Code" means the Internal Revenue Code of 1986, as amended. References to any provisions of the Code shall be deemed to include successor provisions.

                  "Committee" shall mean the Compensation Committee of the Board as from time to time constituted; provided, however, that for purposes of administration of this Plan, no person shall be a member of the Committee unless such person shall be a person who shall not cause the Plan to fail the "disinterested administration" test set forth in Rule 16b-3(c)(ii) under the Exchange Act.

                  "Common Stock" has the meaning set forth in SECTION 1.1 hereof.

                  "Company" means Response Oncology, Inc., and, where the context so requires, such term shall include subsidiaries of Response Oncology, Inc. and consolidated joint ventures in which Response Oncology, Inc. is a party.

                  "Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

                  "Eligible Persons" means all persons described in SECTION 5 hereof who are eligible to receive Awards pursuant to this Plan.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and rules and regulations thereunder.

                  "Fair Market Value" unless otherwise required by an applicable provision of the Code, as of any date, means the mean between the high and low sales price of the Common Stock on any exchange upon which the Common Stock is traded or on the National Market of the Nasdaq Stock Market on the date of an Award or, if there are no sales on said date, then on the next prior business day on which there was a sale. If no such sales price is available, then the price per share shall be determined by the Committee. If the Committee, in its sole discretion, shall determine that the average high and low sales price for a particular day is not, due to low trading volume or other factors which the Committee deems appropriate, indicative of Fair Market Value, then the Committee may use an average of the average high and low sales prices of the Common Stock over a period not to exceed thirty (30) trading days immediately preceding the date of the Award in determining Fair Market Value.

                  "Imminent Change in Control" means any offer or announcement, oral or written, by any person or persons acting as a group, the intention of whom is to effect a Change in Control of the Company. The decision of the Committee whether an Imminent Change in Control has occurred shall be conclusive and binding.

                  "Incentive Stock Option" means any Incentive Stock Option granted pursuant to this Plan which is intended to be, and designated and qualifying as, an "incentive stock option" within the meaning of
         Section 422 of the Code.

                  "Modification" means any change in the terms of an Option which would constitute a "modification" as defined in Section 424(h)(3) of the Code, including, without limitation, such a modification to an Option as effected by a change in the Plan and any other change in the Plan which would increase the number of shares reserved for Options under the Plan, materially change the administration of the Plan or that would otherwise materially increase the benefits accruing to, or available for, participants in the Plan; provided, however, that registration of Option Stock under the 1933 Act, as amended, shall not be deemed a Modification.

                  "Non-Statutory Stock Option" and "Non-Qualified Stock Option" means any option granted under this Plan other than an Incentive Stock Option.

                  "Option" or "Stock Option" means a right granted pursuant to the Plan to purchase shares of Common Stock, and includes the terms Incentive Stock Option and Non-Qualified Stock Option.

                  "Option Price" or "Exercise Price" means the price per share at which Common Stock may be purchased upon the exercise of an Option.

                  "Option Stock" means Common Stock subject to an option granted under this Plan.

                  "Participant" means any individual to whom an Option has been granted by the Committee under the Plan.

                  "Restricted Stock" means Common Stock issued to a Participant that is subject to restrictions on transfer or alienation, vesting and forfeitability provisions and such other terms and conditions as the Committee may determine and as may be set forth in an Award Agreement in respect thereof.

                  "Retirement" means retirement from active employment under a retirement plan of the Company, or pursuant to an employment agreement with any of the aforementioned, or termination of employment at or after age 65 under circumstances which the Committee, in its sole discretion, deems equivalent to retirement.

                  "SAR" means a right to surrender to the Company all or a portion of a Stock Option and to be paid therefore an amount, in cash or shares of Common Stock (which may be Restricted Stock), as determined by the Committee, provided that the amount of cash or the Fair Market Value of any Common Stock, as the case may be, shall be no greater than the excess, if any, of (i) the Fair Market Value of the Option Stock to which the Option or portion thereof relates, determined on the date such right is exercised, over (ii) the aggregate Option Price of the Option Stock.

                  "Subsidiary" or "Subsidiaries" means any corporation which is a "subsidiary corporation" as defined in Section 424(f) of the Code, and the regulations thereto.

                  "Tax Date" means the date on which the amount of tax to be withheld with respect to any Award is determined.

                  "Termination for Cause" shall have the same meaning as in any employment agreement between any Participant and the Company, or, in the absence of such employment agreement, shall mean the termination of employment of a Participant due to (i) any illegal or dishonest conduct which adversely affects or may adversely affect the reputation, good will, or business position of the Company or which involves Company funds or assets; (ii) any intentional or material damage to property or business of the Company; (iii) theft, embezzlement or misappropriation of the Company's property; or (iv) the willful failure of the Participant to carry out his or her duties as an employee of the Company.

                  "10% Shareholder" means a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Company or of any parent or subsidiary of the Company after giving effect to the attribution of stock ownership provisions of
         Section 424(d) of the Code.

         2.2 References in these definitions to provisions of the Code shall, when appropriate to effectuate the purpose of this Plan, be deemed to be references to such provisions of the Code and regulations promulgated thereunder as the same may be from time to time amended or to successor provisions to such provisions. Terms defined elsewhere in this Plan shall have the meanings set forth in such respective definitions.

3.       STOCK SUBJECT TO PLAN.

         3.1 NUMBER OF SHARES. Subject to the provisions of SECTION 12 hereof, there shall be reserved for issuance or transfer in connection with Restricted Stock or SAR Awards or upon the exercise of the Options to be granted from time to time under the Plan an aggregate of 1,630,000 shares of Common Stock.

         3.2 EXCESS SHARES. Shares of stock which are attributable to Restricted Stock, SARs or Options which expire or are otherwise terminated, cancelled, surrendered or forfeited, during a calendar year, are available for issuance or use in connection with future Awards or the exercise of Options beginning in the calendar year in which they expire or otherwise become available.

         3.3 SOURCE OF STOCK. Shares of Common Stock to be issued under the Plan may be authorized and unissued shares of Common Stock, treasury stock or a combination thereof.

         3.4 ADJUSTMENT. In the event of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, other extraordinary dividend or other change in corporate structure or capitalization affecting the Common Stock, the Committee may, in its discretion, make appropriate adjustment in the number or kind of shares subject to Options or SARs granted under the Plan, and/or the exercise price and other terms and conditions of Options or SARs or appropriate adjustment in the maximum number of shares referred to in SECTION 3.1 of the Plan, as provided in SECTION 12 hereof.

4.       ADMINISTRATION.

         4.1 COMPOSITION OF COMMITTEE. The Plan shall be administered by the Committee, which at all times shall be comprised solely of disinterested persons (as defined by Rule 16b-3(c)(ii) promulgated under the Exchange Act), each of whom shall be a member of the Board, and appointed by the Board, as constituted from time to time. Members of the Committee shall serve until they resign or they are removed by the vote of a majority of the Board.

         4.2 AUTHORITY OF COMMITTEE. The Committee shall have the authority to
(a) establish such rules and regulations as it deems necessary for the proper operation and administration of the Plan; (b) select the persons to receive Awards under the Plan; (c) determine the form of an Award and whether, if such Award is an Option, such Option is to operate on a tandem basis and/or in conjunction with or apart from other Awards made by the Company, either within or outside of this Plan; (d) determine the number of shares of Common Stock to be covered by each Award hereunder; (e) determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award hereunder (including, but not limited to, any restriction or limitation on transfer, any vesting schedule or acceleration thereof, any forfeiture provision or waiver thereof and any "reload" upon exercise of any Option granted), regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, in its sole and absolute discretion; and (f) make any other determination or take any action that the Committee deems necessary or desirable for the administration of the Plan.

         4.3 DECISIONS OF COMMITTEE FINAL. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

5.       ELIGIBILITY.

         Incentive Stock Options under this Plan may be granted only to officers (who are employees) and to other employees of the Company and Subsidiaries, as determined by the Committee. A director of the Company may receive an Incentive Stock Option under this Plan only if such person is otherwise an employee of the Company or a Subsidiary. In addition, employees, directors or officers of the Company (including Subsidiaries and other affiliates, including consolidated joint ventures), consultants, non-employee directors of the Company and advisors who the Committee determines are providing bona fide services to the Company, whether or not otherwise compensated, may receive any form of Award except an Incentive Stock Option at the discretion of the Committee. In determining the persons to whom Awards shall be made and the number of shares to be covered by each Award, the Committee may take into account the nature of the services rendered by, and the responsibilities borne by, such eligible persons, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of SECTION 7 hereof, Awards may be made to persons who hold or have held options, restricted stock and/or stock appreciation rights under previous plans, and a person who has received an Award under the Plan may receive additional Awards under the Plan or under any future stock or option plan if the Committee shall so determine.

6.       AWARDS UNDER THE PLAN.

         6.1 TERM OF PLAN. The Committee may award Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, SARs or any combination of the foregoing to such Eligible Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan, provided, however, that in no event may any Stock Option be granted hereunder after the expiration of 10 years after the date of the Plan. The automatic or discretionary grant of "reload" Stock Options is specifically authorized.

         6.2 CODE COMPLIANCE. In the case of Incentive Stock Options, the terms and conditions of such grants, including the exercise price of the purchase of Common Stock, shall be subject to and comply with the requirements of Section 422 of the Code, as from time to time amended, and any implementing regulations.

         6.3 EXERCISE PRICE. The Exercise Price at which shares of Common Stock may be purchased pursuant to the grant of an Option shall be fixed by the Committee at the time of grant; however, the Option Price of an Incentive Stock Option must be equal to or greater than the Fair Market Value of the shares of Common Stock covered thereby. The Exercise Price of an Incentive Stock Option granted to any Participant who is a 10% Shareholder must be at least equal to 110% of the Fair Market Value of the shares of Common Stock on the date of grant. Options granted under the Plan will not be Incentive Stock Options to the extent that the Fair Market Value of the shares of Common Stock with respect to which such Options first become exercisable in any year exceeds $100,000.

         6.4 VESTING. Except as set forth in the next sentence, awards of Options, Restricted Stock or SARs will vest and become non-forfeitable as determined by the Committee and set forth in an Award Agreement. Subject to the provisions of Section 422 of the Code, Options and SARs shall become exercisable in accordance with their terms and shares of Restricted Stock shall not longer be forfeitable in the event of Death, Disability or Retirement of a Participant or upon a Change in Control or Imminent Change in Control.

7.       GRANTING AND EXERCISE OF OPTIONS.

         7.1 LIMITATIONS ON EXERCISE OF OPTIONS. Notwithstanding any other provision of this Plan to the contrary, the granting and exercise of Options hereunder shall be subject to the following limitations (which shall be in addition to the limitations, provisions and conditions contained elsewhere in this Plan):

                  (a) The aggregate Fair Market Value (determined at the time the option is granted) of the Option Stock for which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all such Plans of the Company and its subsidiaries) shall not exceed $100,000. Any option granted in excess of this $100,000 threshold shall be specifically designated Non-Qualified Options.

                  (b) Options may be granted as soon as practicable after the date of the adoption of the Plan by the Board, and Award Agreements evidencing such Grant(s) and the terms and conditions thereof may similarly be so executed, but in each case, such Options and such instruments shall be subject to the approval and ratification of the Plan by the shareholders of the Company as provided in SECTION 1.3. Notwithstanding anything in the Plan that may be deemed to be to the contrary, no Option may be exercised unless and until such approval and ratification is obtained. In the event such approval and ratification shall not be obtained, the Plan and all Options that may have been granted pursuant thereto shall be null and void.

         7.2 DURATION OF OPTIONS. The term of Options granted under the Plan shall be as fixed by the Committee at the time of grant and set forth in an Award Agreement; provided, however, that the term of an Incentive Stock Option shall not exceed 10 years from the date of grant. In the case of 10% Shareholders, the term of an Incentive Stock Option shall not exceed five (5) years from the date of grant. The terms of Options may, however, be shortened as provided in SECTION 11 hereof. No Option may be exercised after expiration of such Option's term.

         7.3 EXERCISE OF OPTIONS. An Option granted under the Plan shall be exercisable at such time or times, whether or not in installments, as the Committee shall prescribe at the time the Option is granted and as set forth in and subject to the provisions of any Award Agreement. An Option which has become exercisable may be exercised in accordance with its terms as to any or all full shares purchasable under the provisions of the Option, but not at any time as to less than 100 shares unless the remaining shares which have become so purchasable are less than 100 shares. The purchase price of the shares shall be paid in full as provided in SECTION 13 hereof upon the exercise of the Option, and the Company shall not be required to deliver certificates for such shares until such payment has been made. Except as provided in SECTION 11, an Incentive Stock Option may not be exercised at any time unless the holder thereof is then an employee of the Company or any Subsidiary and shall have been continuously employed by the Company or any Subsidiary since the date of grant.

8.       STOCK APPRECIATION RIGHTS (SARS).

         8.1 GRANTING OF SARS. The Committee may, in its discretion, grant a SAR to the holder of an Option either at the time the Option is granted or by amending the instrument evidencing the grant of the Option at any time after the Option is granted, so long as the grant is made during the period in which grants of SARs may be made under the Plan and, if made to a person subject to
Section 16(b) of the Exchange Act, is made more than six months before the end of the term of the Option.

         8.2 EXERCISE OF SARS. Each SAR shall be for such term and shall be subject to such other terms and conditions as the Committee shall impose and as may be set forth in an Award Agreement. The terms and conditions may include Committee approval of the exercise of the SAR, limitations on the amount of appreciation which may be recognized with regard to such SAR, and specification of what portion, if any, of the amount payable to the Participant upon his exercise of a SAR shall be paid in cash and what portion, if any, shall be payable in Common Stock or additional Options. If and to the extent that shares of Common Stock are issued in satisfaction of amounts payable on exercise of a SAR, the shares of Common Stock so issued shall be valued at their Fair Market Value on the date of exercise. Upon exercise of a SAR, the Option or portion thereof with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable. Upon exercise of any Option, any SAR or portion thereof granted with respect to such Option shall expire and shall not thereafter be exercisable.

9.       RESTRICTED STOCK AWARDS.

         9.1 RESTRICTED STOCK AWARDS. The Committee may grant Restricted Stock Awards to such Eligible Persons, in such amounts and subject to such terms and conditions, as the Committee may determine in its sole discretion, including such restrictions on transferability and other restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee shall determine.

         9.2 ISSUANCE OF RESTRICTED STOCK. Restricted Stock awarded under the Plan shall be evidenced by certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of any such certificates, and each Participant awarded Restricted Stock shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock for so long as the Restricted Stock is subject to a risk of forfeiture.

         9.3 VOTING RIGHTS OF RESTRICTED STOCK. Unless otherwise determined by the Committee at the time of an Award, the holder of Restricted Stock shall have the right to vote the Restricted Stock and to receive dividends, if any, thereon, unless and until such shares are forfeited.

         9.4 REFUND OF CASH PAID FOR RESTRICTED STOCK. In the event all or any of the shares of Restricted Stock awarded to a Participant are forfeited due to failure to meet or comply with restrictions imposed by the Committee at the time of the award prior to the lapse of such restrictions, the Company shall repay to the Participant (or the Participant's estate) any cash amount paid by the Participant for such forfeited shares.

10.      TERMINATION OF EMPLOYMENT.

         10.1 TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event of the Termination for Cause or the voluntary termination of employment of any Participant to whom an Incentive Stock Option has been granted under the Plan, such Incentive Stock Options held by him under the Plan, to the extent vested and not theretofore exercised, shall be null and void. Incentive Stock Options granted under the Plan shall not be affected by any change of employment so long as the holder continues in the employ of the Company or any Subsidiary. Nothing in the Plan or in any Award pursuant to the Plan shall confer on any individual any right to continue in the employ of or continue any other legal or contractual relationship with the Company or interfere in any way with the right of the Company to terminate his or her employment or occupancy of any corporate office or any other legal or contractual relationship at any time.

         10.2 DEATH OF PARTICIPANT. In the event of the death of a Participant, any Incentive Stock Options granted to such Participant may be exercised by the person or persons to whom the Participant's rights under any such Incentive Stock Options pass by will or by the laws of descent and distribution (including the Participant's estate during the period of administration) at any time prior to the earlier of (i) the respective expiration dates of any such Incentive Stock Options or (ii) the date which is one (1) year after the date of death of such Participant.

         10.3 DISABILITY OF PARTICIPANT. In the event that any Participant's employment with the Company shall terminate as a result of the Disability of such Participant, such Participant may exercise any Inventive Stock Options granted to him pursuant to the Plan at any time prior to the earlier of (i) the respective expiration dates of any such Incentive Stock Options or (ii) the date which is one (1) year after the date of such termination of employment.

         10.4 TERMINATION WITHOUT CAUSE. In the event of termination without cause of the employment of a person to whom an Incentive Stock Option has been granted under the Plan, any Incentive Stock Options held by him under the Plan, shall immediately vest and shall be exercisable for a period of three (3) months following the date of termination.

         10.5 NON-QUALIFIED OPTIONS, RESTRICTED STOCK AND SARS. The terms and conditions of Non-Qualified Stock Options, Restricted Stock and SARs relating to the effect of the termination of a Participant's employment, or association with the Company, Disability of a Participant or his death shall be such terms and conditions as the Committee shall, in its sole and absolute discretion, determine at the time of termination, as specifically provided for in the Award Agreement executed by the Participant at the time of an Award.

11.      NON-TRANSFERABILITY OF RIGHTS

         No Award and no right under any Award shall be assignable or transferable otherwise than by will or the laws of descent and distribution and, except to the extent otherwise provided in SECTION 13, the rights and benefits of any such Award may be exercised and received, respectively, during the lifetime of the Participant only by him or by his guardian or legal representative.

12. RECAPITALIZATION, MERGER, CONSOLIDATION, CHANGE IN CONTROL AND SIMILAR TRANSACTIONS.

         12.1 ADJUSTMENT. Subject to any required action by the shareholders and Board of the Company, within the sole and absolute discretion of the Committee, the aggregate number of shares of Common Stock for which Awards may be made hereunder, the number of shares of Common Stock covered by each outstanding Option or SAR and the exercise price per share of Common Stock of each such Option or SAR, shall all be equitably adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of shares (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock affected without the receipt of consideration by the Company (other than shares held by dissenting shareholders).

         12.2 CHANGE IN CONTROL. All outstanding Options, SARs and Restricted Stock shall automatically vest and, in the case of Options and SARs, become immediately exercisable in the event of a Change in Control or Imminent Change in Control of the Company.

         12.3 EXTRAORDINARY CORPORATE ACTION. Subject to any required action by the shareholders of the Company, in the event of any Change in Control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, liquidation or other extraordinary corporate action or event, the Committee, in its sole and absolute discretion, shall have the power, prior or subsequent to such action to:

              (i) appropriately adjust the number of shares of Common Stock subject to each Option or SAR, the exercise price per share of Common Stock and the consideration to be given or received by the Company upon the exercise of any outstanding Options or SARs;

              (ii) cancel any or all previously granted Options or SARs, provided that appropriate consideration is paid to the Participants in connection therewith; and/or

              (iii) make such other adjustments in connection with the Plan as the Committee in its sole and absolute discretion, deems necessary, desirable, appropriate or advisable; PROVIDED, however, that no action shall be taken by the Committee which would cause Incentive Stock Options granted pursuant to this plan and to fail to meet the requirements of Section 422 of the Code.

Moreover, in the event of any transaction, whether a merger, consolidation, asset exchange, recapitalization or similar transaction, pursuant to which the Company's Common Stock shall be reclassified as, converted into or otherwise exchangeable for a different class of equity or debt security of the Company or any other issuer, Options and SARs granted pursuant hereto shall likewise be, without any action being required by a Participant or the Company, reclassified as, converted into or otherwise exchangeable for rights or options to receive such different security of the Company or any such successor or other issuer.

Except as expressly provided in SECTIONS 12.1, 12.2 and 12.3 hereof, no Participant shall have any rights by reason of the occurrence of any of the events described in this SECTION 12. In the event that the Company becomes a wholly owned subsidiary of another corporation, the definitive agreement regarding such transaction shall contain a provision which requires the new parent company to adopt a plan substantially similar hereto and grant options and/or stock appreciation rights substantially similar hereto to each Participant herein as a condition precedent to the consummation of the transaction.

12.4 ACCELERATED VESTING. The Committee shall at all times have the power to accelerate the exercise date of Options and SARs and the vesting date of Restricted Stock previously granted under the Plan.

13.      PAYMENT OF PURCHASE PRICE, FEDERAL INCOME TAX OR OTHER WITHHOLDING
         AMOUNT.

         The Common Stock to be purchased upon exercise of any Option shall be paid for in full, in cash or as hereinafter provided at the time of such exercise. In addition, in its sole discretion the Committee may determine that it is an appropriate method of payment for grantees to pay for any shares subject to an option by delivering (i) certificates for shares of Common Stock having a value equal to the Exercise Price of the Options being exercised, or
(ii) a properly executed exercise notice together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of proceeds for the sale of shares of Common Stock or margin credit extended on shares of Common Stock (including the Common Stock to be acquired pursuant to the exercise of Options) to pay the purchase price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The value of Company Common Stock surrendered in payment of the exercise price shall be its Fair Market Value, determined pursuant to
SECTION 2.1, on the date of exercise. Upon receipt of a notice of exercise of a Stock Option and upon payment of the Option Price, the Company shall promptly deliver to the Participant a certificate or certificates for the shares of Common Stock purchased, without charge to him or her for issue or transfer tax. The Committee in its sole discretion may from time to time permit the method of exercising Options known as pyramiding or "cashless exercise" (that is, the automatic application of shares received upon the exercise of a portion of a Stock Option to satisfy the exercise price for additional portions of the Option). In the event that the exercise of any Non-Qualified Stock Option or any Incentive Stock Option which fails to qualify as such for any reason, the lapse of any restriction on any Restricted Stock or the grant or exercise of any of the Award results in withholding of federal income tax or other withholding with respect to such Participant, the amount of such withholding shall be paid (in full) by the Participant to the Company in cash or by certified check at the time of such exercise; provided, however, that at the election of the Participant and with the consent of the Committee, Participants may satisfy withholding obligations through the surrender of certificates for shares of Common Stock having an aggregate fair market value at least equal to the withholding obligation of the Participant. Any such election to satisfy a withholding obligation through the surrender of shares of Common Stock shall be made in writing delivered to the Company by the Participant prior to the Tax Date, shall be irrevocable and shall be accompanied or followed by such information and documents as the Committee or the Company may reasonably require. The Committee may, in its sole discretion, at any time or from time to time, withhold its consent to any such election or suspend or terminate the right to make such election. In the event that the Participant is a person subject to Section 16(b) of the Exchange Act, then the foregoing election shall be subject to the following additional restrictions: (i) no election shall be made within six months of the grant of an Award, except that this limitation shall not apply in the event death or disability of the Participant occurs prior to the expiration of such six month period; (ii) the election must be made either six months prior to the Tax Date or within such "window period" established by the Company from time to time during which reporting persons may acquire the Company's Common Stock. The Company shall not be required to deliver certificates for such shares until all such payments have been made, and until the Company has had an opportunity (at its sole option) to obtain verification from the Participant that all federal income tax or other withholding amounts have been properly calculated and paid.

14.      TERMINATION AND AMENDMENT.

         14.1 TERMINATION DATE. Unless the Plan shall theretofore have been terminated as hereinafter provided, it shall terminate on, and no Awards shall be made hereunder after December 31, 2005. The Plan may be terminated earlier by the shareholders of the Company or by the Board.

         14.2 AMENDMENT. Modifications or other amendments to the Plan may be made by the shareholders of the Company. The Plan may also be amended by the Board; provided, however, that no amendment which shall constitute a Modification shall be effective unless approved by the shareholders of the Company within 12 months before or after the adoption of the Modification.

         14.3 PARTICIPANT CONSENT. No termination, Modification, or amendment of the Plan, may, without the consent of the Participant to whom any Award shall theretofore have been made, adversely affect the rights of such Participant under such Award; nor shall any such Modification or amendment be deemed to effect a Modification, extension or renewal of any such Award previously made except pursuant to an express written agreement to such effect, executed by the Company and the Participant.

15.      TIME OF AWARDS.

         Nothing contained in the Plan shall constitute an Award hereunder. Any Award pursuant to the Plan shall take place only upon approval by the Committee of a resolution recommending an Award under this Plan. Notice of the determination shall be given to each person to whom an Award is so made within a reasonable time after the date of such Award. After the making of an Award under this Plan, a written Award Agreement shall be duly executed by or on behalf of the Company and the Participant.

16.      FORM AND TERMS OF AWARD AGREEMENT.

         Award Agreements evidencing Awards pursuant to the Plan shall be in such form and shall contain such terms not inconsistent with the Plan as the Committee may approve. Award Agreements may contain such terms, conditions, restrictions and limitations in respect of Options, SARs and/or Restricted Stock (and such provisions for the enforcement of compliance with the Securities Act of 1933, as amended, and/or with state "Blue Sky" laws) as the Committee, in its sole discretion, may determine. To the extent any term in any Award Agreement shall be inconsistent with any term of this Plan, the term in this Plan shall govern.

17.      PARTIAL INVALIDITY.

         The invalidity or unenforceability of any particular provision of this Plan or any Award Agreement shall not effect the other provisions of this Plan or such Award Agreement nor affect the validity or enforceability of the other provisions of Award Agreements under this Plan, and this Plan and Awards hereunder shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18. SPECIAL PROVISIONS WITH RESPECT TO INCENTIVE STOCK OPTIONS UNDER THIS PLAN AND NON-QUALIFIED STOCK OPTIONS.

         SECTION 5 describes the persons eligible to receive Awards under this Plan. The Committee in making any Award of an Option shall indicate whether it intends the Option to be an Incentive Stock Option under this Plan or a Non-Qualified Stock Option and shall cause the Award Agreement with respect thereto to indicate such intention. Should a person hold both one or more Incentive Stock Options under this Plan and one or more Non-Qualified Stock Options, all of such Options shall be exercisable in accordance with their respective terms and limitations, and nothing in this Plan shall be construed as causing the exercise of any such Option to preclude the exercise of any such other Option in accordance with its terms.

19.      NO OWNERSHIP OR SUBSCRIPTION RIGHTS.

         Shares of Common Stock of the Company which are subject to an Option or SAR but which have not yet been purchased or paid for shall have no subscription rights and no Option or SAR holder shall be deemed to be a shareholder of the Company for any purpose.

20.      UNFUNDED PLAN.

         The Plan is intended to constitute an "unfunded" plan. Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.

21.      RULE 16B-3 COMPLIANCE

         21.1 HOLDING PERIOD. Unless a Participant could otherwise transfer an equity security, derivative security, or shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan, other than an equity security issued pursuant to the exercise of a derivative security granted under the Plan, shall be held for at least six months from the date of acquisition, and (ii) at least six months shall elapse from the date of acquisition of a derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or disposition of any underlying equity security issued pursuant to the exercise or conversion of such derivative security.

         21.2 RULE 16B-3 SAVINGS PROVISION. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 and Rule 16a-1(c)(3) under the Exchange Act in connection with any grant of Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules or acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

22.      GOVERNING LAW.

         The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee and applicable federal law.

                            RESPONSE ONCOLOGY, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 13, 2000

    The Undersigned hereby appoints Patrick J. McDonough as true and lawful attorney or attorney-in-fact of the undersigned, with full power of substitution, to vote a proxy for the undersigned at the Annual Meeting of the Shareholders for Response Oncology, Inc. (the "Company") to be held at the Company's corporate offices located at 1805 Moriah Woods Boulevard, Memphis, Tennessee at 11:00 a.m., local time, on June 13, 2000, and all adjournments thereof, the number of shares of which the undersigned would be entitled to vote if then personally present for the following purposes:

1. To elect three Class III directors to serve one year terms ending in 2001, or until their successors have been duly elected and qualified.

   [ ]FOR all nominees listed below    [ ] AGAINST all nominees listed below
   [ ] ABSTAIN
     (except as marked to the contrary below)

--------------------------------------------------------------------------------

INSTRUCTION:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

                           Class III Directors:  Anthony M. LaMacchia
                                                 W. Thomas Grant, II
                                                 James R. Seward

2. To consider and act upon a proposal to amend the 1996 Stock Incentive Plan to authorize the issuance of an additional 500,000 shares of Common Stock.
  [ ]FOR                 [ ] AGAINST                 [ ] ABSTAIN

3. To ratify the selection of KPMG LLP as the Company's independent auditors for 2000.

  [ ]FOR                 [ ] AGAINST                 [ ] ABSTAIN

                          (Continued on reverse side)

                          (Continued from other side)

    This proxy, which is solicited on behalf of the Board of Directors of Response Oncology, Inc. will be voted in the manner described herein. If no direction is made, this proxy will be voted FOR all the proposals listed.

                                                 Date:                    , 2000
                                                      --------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature if Held Jointly

                                                 NOTE: Please date and sign
                                                 exactly as name appears hereon.
                                                 When signing as attorney,
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such. If a
                                                 corporation, please sign full
                                                 name by authorized officer.